Exhibit 99.1

Mueller Industries, Inc. Agrees to Acquire Nehring Electrical Works Company

COLLIERVILLE, Tenn., April 22, 2024 — Mueller Industries, Inc. (NYSE: MLI) today announced that it has entered into a definitive agreement to acquire Nehring Electrical Works Company and certain of its affiliated companies (collectively, “Nehring”) for approximately $575 million, subject to customary purchase price adjustments, plus an additional $25 million earn out. Founded in 1912 and headquartered in DeKalb, Illinois, Nehring produces high-quality wire and cable solutions for the utility, telecommunication, electrical distribution, and OEM markets. Operating through its three business units (Nehring Electrical Works Company, Conex Cable, L.L.C., and Unified Wire & Cable, Inc.), Nehring is a recognized and trusted supplier to numerous utilities, REAs, municipalities, telecommunications and electrical distribution companies throughout the U.S. For the twelve months ended December 31, 2023, Nehring’s annual net sales were approximately $400 million.

Greg Christopher, Mueller’s CEO commented, “We are excited to welcome Nehring into our portfolio of companies. This acquisition provides a substantial platform for long-term growth in the electrical and power infrastructure space and complements the other critical infrastructure sectors we support. In addition to its operational culture, which is well aligned with our own, the addition of Nehring leverages our deep expertise in metals, particularly copper and aluminum extrusion, and provides synergies to both companies.”

Mr. Christopher added, “The acquisition is expected to be accretive to our 2024 financial results. Moreover, Nehring’s attractive margin and cash flow profile, combined with significant investments that are underway, make it well positioned to benefit from the highly anticipated infrastructure investment cycle to come.”

The acquisition, which will be funded with cash on hand, is expected to close during the second quarter of 2024, subject to regulatory approval and customary closing conditions. Mueller will retain significant cash reserves after the transaction to support additional growth opportunities.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks relating to the timely satisfaction of the conditions to the closing of the Nehring acquisition and our ability to successfully realize the anticipated benefits of the transaction, economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT

Jeffrey A. Martin

(901) 753-3226

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